Exhibit 16.1

March 5, 2004

Office of the Chief Accountant

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington D.C. 20549

Dear Sirs / Madams:

We have read Item 4 of the Form 8-K dated March 1, 2004 of TransDigm Holding Company and TransDigm, Inc. and have the following comments:

1.	We agree with the statements made in the first four paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

cc: Mr. Gregory Rufus, Chief Financial Officer